Exhibit 99.1
PRESS RELEASE

Cynthia Dopjera Appointed to Board of Directors of Stellar Bancorp, Inc.

HOUSTON, TX – July 24, 2023 – Stellar Bancorp, Inc. (the “Company” or “Stellar”)(NYSE:STEL) today announced the election of Cynthia Dopjera to the Board of Directors of the Company effective July 20, 2023. The election of Ms. Dopjera as a Class II director fills an existing vacancy. The Company has a 14-member Board, which consists of 11 independent directors. Ms. Dopjera will also join Stellar’s Audit Committee.

“We are very pleased Cynthia is joining our Board of Directors. She brings a range of skills, experience and perspective that will benefit the Company and its goals going forward,” said Steve Retzloff, Executive Chairman of the Board of the Company. “With her extensive experience in the financial services industry as a banker, auditor and consultant and her familiarity with the bank and its marketplaces, the input she provides will be invaluable to our Board of Directors.”

Ms. Dopjera currently serves as a member of the Board of Directors of the Company’s wholly owned subsidiary, Stellar Bank, as well as the Chair of the bank’s Audit Committee. Ms. Dopjera served as a member of the Board of Directors of Allegiance Bank beginning in 2019 prior to its merger with CommunityBank of Texas, N.A. and the formation of Stellar Bank. Ms. Dopjera spent the first half of her career holding various operational and executive leadership roles for community banks as well as large regional banks. In 2000, she joined the Houston-based public accounting firm of Harper & Pearson Company, P.C. where she served as Shareholder, Chairman of the Board and Practice Leader for the firm’s banking and financial institutions practice until her retirement in 2018. The firm’s services included financial statement audit, tax preparation, regulatory compliance, loan and asset quality review, model validations, interest rate risk assessments, and the design and implementation of internal controls over financial reporting for large financial institutions and publicly-traded institutions regulated under FDICIA and Sarbanes-Oxley.

About Stellar Bancorp, Inc.
Stellar Bancorp, Inc. is a bank holding company headquartered in Houston, Texas. Stellar’s principal banking subsidiary, Stellar Bank, provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers across the Houston, Dallas, Beaumont and surrounding communities in Texas.

Investor relations:
IR@stellarbancorpinc.com
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